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May 22, 2000


Delaware Group Dividend and Income Fund, Inc.
1818 Market Street
Philadelphia, PA  19103


To Whom It May Concern:

This letter of agreement sets forth the terms and conditions by which ChaseMellon Shareholder Services ("we," "our," "us" or "ChaseMellon") shall provide to Delaware Group Dividend and Income Fund, Inc., ("you," "your" or "Delaware") our Information Agent services (the "Services") in connection with the self-tender of your shares ("Offer").

We shall provide you with the following Services:

         (i) Counseling you concerning the organization and timing of the Offer.

         (ii) Assist in the coordination of all printing activities and advertisement placement in connection with the Offer.

         (iii) Establishing contacts with brokers, dealers, banks and other nominees on your behalf in accordance with Rule 13e-4 under the Securities Exchange Act of 1934, as amended.

         (iv) Determining the material requirements necessary to fulfill mailing requirements to all registered and "street" holders and other interested parties.

         (v) Assistance with drafting and reviewing documents in a timely manner, including, but not limited to, the following documents: Offer to Purchase, Letter of Transmittal (including Certification of Taxpayer Identification Number on Substitute Form W-9), Notice of Guaranteed Delivery and Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees and Letter to Clients of Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees ("Offering Materials").

         (vi) Distrubute the relevant Offering Materials to the registered and beneficial owners of Delaware's common stock and to other interested parties.

         (vii) Provide a toll-free telehone line for shareholder inquiries from 9:00 a.m. to 5:00 p.m. each business day.

         (viii) Building and maintaning a current file of eligible participants, including registered holders and beneficial holders identified through our research.

         (ix) Status reporting to management upon commencement of activity and continuing daily including total shares presented and tendered.

         (x) Payment of all broker forwarding invoices, subject to collection from you of monies for this purpose.


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Fee for Services

The fee for acting as information agent is $7,500.00, plus all reasonable and reasonably vouched out-of pocket expense incurred by us, including, without limitation, telephone, Bank/Broker listings, and postage costs. This information agent fee shall be payable upon execution of this agreement. Invoices for out-of-pocket expenses shall be rendered monthly as incurred and shall be payable within 30 days of receipt. Our services shall commence upon receipt of a signed copy of this contract and expire thirty days from the expiration of the Offer.

Responsibility

You shall indemnify and hold us, our directors, officers, employees and agents harmless from and against any and all claims, liabilities, losses, damages and/or expenses, including reasonable attorneys' fees, which any of them shall or may incur or sustain in conection with the performance of the Services or this agreement, except to the extent caused directly by our gross negligence or willful misconduct. This indemnification obligation shall survive the termination of this Agreement.

Any libility to you we may incur in connection with our provision of Services hereunder (including any additional services mutually agreed to by you and us) shall be limited to and not exceed the fees actually paid to us for the provision of the services described above. Anything in this agreement to the contrary notwithstanding, in no event shall we be liable for special, indirect or consequential loss or damage of any kind whatsoever, even if we have been advised of the likelihood of such loss or damage and regardless of the form of action.

Miscellaneous

This agreement shall be made in, governed by, and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

All information and status reporting shall be sent to your address as above written or such other address as you may advise us in writing, or orally confirmed in writing.

This agreement represents the entire understanding of the parties with respect to the subject matter hereof, and supersedes any and all prior understandings, oral or written, relating hereto and may not be changed orally. Any waiver or change of any of the provisions hereof must be in writing and signed by the parties hereto. The failure of either party hereto at any time to require performance by the other party of any provision hereof shall not affect the right of such party to require performance at any time thereafter.

If the foregoing terms and conditions are acceptable to you, please sign and return to us the counterpart of this letter of agreement.

                                      Very truly yours,

                                      CHASEMELLON SHAREHOLDER SERVICES L.L.C.

                                      By:_____________________________________

                                      Title:__________________________________

                                      Date:___________________________________
ACCEPTED:

DELAWARE GROUP DIVIDEND AND INCOME FUND INC.

By:____________________________________

Title:___________________________________

Date:_____________________________________



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                    CHASEMELLON SHAREHOLDER SERVICES L. L. C.
                         INFORMATION AGENT FEE SCHEDULE









INFORMATION AGENT FEE                                        $7,500.00



OUTGOING PHONE CALLS - OPTIONAL                              $4.50 PER CALL
(Calls to Banks, Brokers and Nominees included               (Includes phone #
 in base fee)                                                look up and up to
                                                             three call backs)


INCOMING PHONE CALLS                                         $3.50 PER CALL

EXTENSION FEE                                                $1,000.00 PER
                                                             EXTENSION